                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 8)


                      ADVANCED LIGHTING TECHNOLOGIES, INC.
                   ------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 par value
                      -----------------------------------
                         (Title of Class of Securities)

                                   00753C 10 2
                          ----------------------------
                                 (CUSIP Number)

       Gerald W. Cowden, Esq., 1414 Terminal Tower, Cleveland, Ohio 44113;
                                 (216) 241-2880
--------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                April 13, 1999 *
                      -----------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [ ]


*See Item 4 on Page 18.

                                  SCHEDULE 13D
----------------------------------------- -------------------------------------
  CUSIP  NO.   00753C 10 2                                    PAGE  2   OF  21
----------------------------------------- -------------------------------------

                                (AMENDMENT NO. 8)

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
             PERSON
             Wayne R. Hellman
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (A)     [X]
                                                                  (B)     [ ]

             Mr. Hellman affirms himself to be a member of a group only to the extent that he is the Voting Trustee under the Amended and Restated Voting Trust Agreement dated April 15, 1999. Additionally, Mr. Hellman is the holder of the Proxies (defined herein below).


------------ ------------------------------------------------------------------
     3       SEC USE ONLY

------------ ------------------------------------------------------------------
     4       SOURCE OF FUNDS

             Not Applicable.
------------ ------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(D) OR 2(E)                                         [ ]


------------ ------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------- --------- ---------------------
                                               7      SOLE VOTING POWER
                  NUMBER OF                           3,932,468
                    SHARES                  --------- --------------------------
          BENEFICIALLY OWNED BY EACH           8      SHARED VOTING POWER
                  REPORTING                             0
                    PERSON                  --------- --------------------------
                     WITH                      9      SOLE DISPOSITIVE POWER
                                                      1,928,070
                                            --------- --------------------------
                                               10     SHARED DISPOSITIVE POWER
                                                        0
-------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             3,965,079

------------ ------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES:                                                        [X]
             Mr. Hellman disclaims beneficial ownership of 50,000 shares which are owned by Hellman Foundation, of which Mr. Hellman is the trustee. Mr. Hellman also disclaims beneficial ownership of 125,000 shares which are owned by Hellman, Ltd., an Ohio limited liability company, of which Mr. Hellman is the manager. Mr. Hellman also disclaims beneficial ownership of 32,611 shares which are owned by his wife, Diane Hellman.

------------ ------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             19.5%
------------ -----------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
              IN
------------ ------------------------------------------------------------------

                                  SCHEDULE 13D
------------------------------------------- -----------------------------------
  CUSIP  NO.   00753C 10 2                                      PAGE 3 OF   21
------------------------------------------  -----------------------------------

                               (AMENDMENT NO. 8)

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
             PERSON

             Louis S. Fisi (as a member of the Voting Trust Group)

------------ -----------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A)[X]
                                                                    (B)[ ]


------------ ------------------------------------------------------------------
     3       SEC USE ONLY



------------ ------------------------------------------------------------------
     4       SOURCE OF FUNDS

               Not Applicable
------------ ------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(D) OR 2(E)                                           [ ]

               Not Applicable
------------ ------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
------------------------------------------------- -------- ---------------------
                                             7     SOLE VOTING POWER
                   NUMBER OF                         0
                     SHARES               -------- -----------------------------
           BENEFICIALLY OWNED BY EACH         8    SHARED VOTING POWER
                   REPORTING                         0
                     PERSON               -------- -----------------------------
                      WITH                   9     SOLE DISPOSITIVE POWER
                                                   296,917
                                          -------- -----------------------------
                                            10     SHARED DISPOSITIVE POWER
                                                    0
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              296,917

------------ ------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES:                                                        [X]

             Mr. Fisi disclaims beneficial ownership of 80,000 shares owned by his adult children and step-children.

------------ ------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              1.5%
------------ ------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
              IN

------------ ------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------------------------- -------------------------------------
  CUSIP  NO.   00753C 10 2                                      PAGE 4 OF  21
------------------------------------------------------------------------------

                               (AMENDMENT NO. 8)

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF
             ABOVE PERSON

             Robert S. Roller (as a member of the Voting Trust Group)

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A)    [X]
                                                                    (B)    [ ]


------------ -------------------------------------------------------------------
     3       SEC USE ONLY



------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS

               Not Applicable
------------ -------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                                  [ ]

               Not Applicable
------------ -------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
------------------------------------------------- -------- ---------------------

                                            7     SOLE VOTING POWER
                   NUMBER OF                       51,602
                     SHARES                -------- ---------------------------
           BENEFICIALLY OWNED BY EACH       8    SHARED VOTING POWER
                   REPORTING                          0
                     PERSON                -------- ---------------------------
                      WITH                  9     SOLE DISPOSITIVE POWER
                                                    306,000
                                           ------- ----------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                     0
---------------------------- --------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             306,000

------------ -------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                          [ ]

             Mr. Roller disclaims beneficial ownership of 70,414 shares owned by six trusts for the benefit of his children.

------------ ------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             1.5%
------------ ------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
              IN

------------ -------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------------------------------------------------------------------
  CUSIP  NO.   00753C 10 2                                        PAGE 5 OF  21
-------------------------------------------------------------------------------

                               (AMENDMENT NO. 8)

------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
             PERSON

             Juris Sulcs (as a member of the Voting Trust Group)

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A)    [X]
                                                                    (B)    [ ]


------------ -------------------------------------------------------------------
     3       SEC USE ONLY



------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS

               Not Applicable
------------ -------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                                  [ ]

               Not Applicable
------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
------------------------------------------------- -------- ---------------------

                                            7     SOLE VOTING POWER
                   NUMBER OF                       20,000
                     SHARES                -------- ---------------------------
           BENEFICIALLY OWNED BY EACH       8    SHARED VOTING POWER
                   REPORTING                          0
                     PERSON                -------- ---------------------------
                      WITH                  9     SOLE DISPOSITIVE POWER
                                                    350,874
                                           ------- ----------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                     0
------------ -------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              350,874

------------ -------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES                                               [ ]

------------ -------------------------------------------------------------------
    13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               1.7%

------------ -------------------------------------------------------------------
    14        TYPE OF REPORTING PERSON
              IN

------------ -------------------------------------------------------------------

 SCHEDULE  13D
-------------------------------------------------------------------------------
  CUSIP  NO.   00753C 10 2                                   PAGE   6   OF   21
-------------------------------------------------------------------------------

                               (AMENDMENT NO. 8)

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
             PERSON

             The Estate of James F. Sarver (as a member of the Voting Trust
             Group)

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A)    [X]
                                                                    (B)    [ ]

------------ -------------------------------------------------------------------
     3       SEC USE ONLY



------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS

               Not Applicable
------------ -------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                                  [ ]

               Not Applicable
------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
------------------------------------------------- -------- ---------------------

                                            7     SOLE VOTING POWER
                   NUMBER OF                       0
                     SHARES                -------- ---------------------------
           BENEFICIALLY OWNED BY EACH       8    SHARED VOTING POWER
                   REPORTING                        0
                     PERSON                -------- ---------------------------
                      WITH                  9     SOLE DISPOSITIVE POWER
                                                    268,917
                                           ------- ----------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                     0
------------ -------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               268,917

------------ -------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                         [ ]
------------ -------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.3%

------------ -------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON
             OO

------------ -------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
  CUSIP  NO.   00753C 10 2                                   PAGE   7   OF   21
--------------------------------------------------------------------------------

                               (AMENDMENT NO. 8)

------------ -----------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF
             ABOVE PERSON

             Christine Hellman (as a member of the Voting Trust Group)

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A)    [X]
                                                                    (B)    [ ]

------------ -------------------------------------------------------------------
     3       SEC USE ONLY



------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS

               Not Applicable
------------ -------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                                  [ ]

               Not Applicable
------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
------------------------------------------------- -------- ---------------------

                                            7     SOLE VOTING POWER
                   NUMBER OF                       10,000
                     SHARES                -------- ---------------------------
           BENEFICIALLY OWNED BY EACH       8    SHARED VOTING POWER
                   REPORTING                        0
                     PERSON                -------- ---------------------------
                      WITH                  9     SOLE DISPOSITIVE POWER
                                                    316,377
                                           ------- ----------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                     0
------------ ------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              316,377
------------ ------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                         [ ]


------------ ------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             1.6%

------------ ------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
              IN

------------ ------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------------------------------------------------------------------
  CUSIP  NO.   00753C 10 2                                   PAGE   8   OF   21
-------------------------------------------------------------------------------

                               (AMENDMENT NO. 8)

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE
             PERSON

             Brian A. Hellman (as a member of the Voting Trust Group)

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A)    [X]
                                                                    (B)    [ ]

------------ -------------------------------------------------------------------
     3       SEC USE ONLY



------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS

               Not Applicable
------------ -------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                                  [ ]

               Not Applicable
------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
------------------------------------------------- -------- ---------------------

                                            7     SOLE VOTING POWER
                   NUMBER OF                       17,500
                     SHARES                -------- ---------------------------
           BENEFICIALLY OWNED BY EACH       8    SHARED VOTING POWER
                   REPORTING                        0
                     PERSON                -------- ---------------------------
                      WITH                  9     SOLE DISPOSITIVE POWER
                                                    172,762
                                           ------- ----------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                     0

------------------------------------------------------------------------------

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               172,762

------------ -------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                          [ ]


------------ -------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              .9%

------------ -------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
               IN

------------ -------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
  CUSIP  NO.   00753C 10 2                                  PAGE   9   OF   21
--------------------------------------------------------------------------------

                               (AMENDMENT NO. 8)

------------ -----------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF
             ABOVE PERSON

             Lisa B. Hellman (as a member of the Voting Trust Group)

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A)    [X]
                                                                    (B)    [ ]

------------ -------------------------------------------------------------------
     3       SEC USE ONLY



------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS

               Not Applicable
------------ -------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                                  [ ]

               Not Applicable
------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
------------------------------------------------- -------- ---------------------

                                            7     SOLE VOTING POWER
                   NUMBER OF                       375
                     SHARES                -------- ---------------------------
           BENEFICIALLY OWNED BY EACH       8    SHARED VOTING POWER
                   REPORTING                       0
                     PERSON                -------- ---------------------------
                      WITH                  9     SOLE DISPOSITIVE POWER
                                                   146,614
                                           ------- ----------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                     0
------------ -------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               146,614

------------ -------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                         [ ]


------------ -------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              .7%

------------ -------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
             IN

------------ -------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
  CUSIP  NO.   00753C 10 2                                   PAGE   10   OF   21
--------------------------------------------------------------------------------

                               (AMENDMENT NO. 8)

------------ -----------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF
             ABOVE PERSON

             Robert S. Roller and Patricia M. Roller, Co-Trustees of the Lisa Marie Roller Trust dated August 24, 1995 (as a member of the Voting Trust Group)

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A)    [X]
                                                                    (B)    [ ]

------------ -------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS

               Not Applicable
------------ -------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                                  [ ]

               Not Applicable
------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
------------------------------------------------- -------- ---------------------

                                            7     SOLE VOTING POWER
                   NUMBER OF                       0
                     SHARES                -------- ---------------------------
           BENEFICIALLY OWNED BY EACH       8    SHARED VOTING POWER
                   REPORTING                        0
                     PERSON                -------- ---------------------------
                      WITH                  9     SOLE DISPOSITIVE POWER
                                                    4,708
                                           ------- ----------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                     0
------------ -------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,708

------------ -------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                        [ ]


------------ -------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.0%

------------ -------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
               OO

------------ -------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
  CUSIP  NO.   00753C 10 2                                  PAGE   11   OF   21
--------------------------------------------------------------------------------

                               (AMENDMENT NO. 8)

------------ -----------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF
             ABOVE PERSON

             Robert S. Roller and Patricia M. Roller, Co-Trustees of the Jennifer Lynn Jarrett Trust dated August 24, 1995 (as a member of the Voting Trust Group)

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A)    [X]
                                                                    (B)    [ ]

------------ -------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS

               Not Applicable
------------ -------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                                  [ ]

               Not Applicable
------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
------------------------------------------------- -------- ---------------------

                                            7     SOLE VOTING POWER
                   NUMBER OF                       0
                     SHARES                -------- ---------------------------
           BENEFICIALLY OWNED BY EACH       8    SHARED VOTING POWER
                   REPORTING                        0
                     PERSON                -------- ---------------------------
                      WITH                  9     SOLE DISPOSITIVE POWER
                                                    4,208
                                           ------- ----------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                     0
------------ -------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              4,208

------------ -------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                         [ ]


------------ -------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.0%

------------ -------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
               OO

------------ -------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
  CUSIP  NO.   00753C 10 2                                  PAGE   12   OF   21
--------------------------------------------------------------------------------

                               (AMENDMENT NO. 8)

------------ -----------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF
             ABOVE PERSON

             Robert S. Roller and Patricia M. Roller, Co-Trustees of the Kimberly Joy Roller Trust dated August 24, 1995 (as a member of the Voting Trust Group)

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A)    [X]
                                                                    (B)    [ ]

------------ -------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS

               Not Applicable
------------ -------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                                  [ ]

               Not Applicable
------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
------------------------------------------------- -------- ---------------------

                                            7     SOLE VOTING POWER
                   NUMBER OF                       0
                     SHARES                -------- ---------------------------
           BENEFICIALLY OWNED BY EACH       8    SHARED VOTING POWER
                   REPORTING                        0
                     PERSON                -------- ---------------------------
                      WITH                  9     SOLE DISPOSITIVE POWER
                                                    9,708
                                           ------- ----------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                     0
------------ ------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               9,708

------------ ------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                        [ ]


------------ ------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.0%

------------ ------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
               OO

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
  CUSIP  NO.   00753C 10 2                                  PAGE   13   OF   21
--------------------------------------------------------------------------------

                               (AMENDMENT NO. 8)

------------ -----------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF
             ABOVE PERSON

             Robert S. Roller, Patricia M. Roller and Lisa Marie Roller, Co-Trustees of the Lisa Marie Roller Long-term Trust dated September 24, 1995 (as a member of the Voting Trust Group)

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A)    [X]
                                                                    (B)    [ ]

------------ -------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS

               Not Applicable
------------ -------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                                  [ ]

               Not Applicable
------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
------------------------------------------------- -------- ---------------------
                                            7     SOLE VOTING POWER
                   NUMBER OF                       0
                     SHARES                -------- ---------------------------
           BENEFICIALLY OWNED BY EACH       8    SHARED VOTING POWER
                   REPORTING                        0
                     PERSON                -------- ---------------------------
                      WITH                  9     SOLE DISPOSITIVE POWER
                                                    17,261
                                           ------- ----------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                     0
------------ ------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               17,261

------------ ------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                         [ ]


------------ ------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.0%

------------ ------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
               OO

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
  CUSIP  NO.   00753C 10 2                                   PAGE   14  OF   21
--------------------------------------------------------------------------------

                               (AMENDMENT NO. 8)

------------ -----------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF
             ABOVE PERSON

             Robert S. Roller, Patricia M. Roller and Jennifer Lynn Jarrett, Co-Trustees of the Jennifer Lynn Jarrett Long-term Trust dated September 24, 1995 (as a member of the Voting Trust Group)

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A)    [X]
                                                                    (B)    [ ]

------------ -------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS

               Not Applicable
------------ -------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                                  [ ]

               Not Applicable
------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
------------------------------------------------- -------- ---------------------

                                            7     SOLE VOTING POWER
                   NUMBER OF                       0
                     SHARES                -------- ---------------------------
           BENEFICIALLY OWNED BY EACH       8    SHARED VOTING POWER
                   REPORTING                        0
                     PERSON                -------- ---------------------------
                      WITH                  9     SOLE DISPOSITIVE POWER
                                                    17,261
                                           ------- ----------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                     0
------------ -------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               17,261

------------ -------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                         [ ]

------------ -------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.0%

------------ -------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
               OO

------------ -------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
  CUSIP  NO.   00753C 10 2                                   PAGE   15   OF   21
--------------------------------------------------------------------------------

                               (AMENDMENT NO. 8)

------------ -----------------------------------------------------------------
     1       NAME OF REPORTING PERSON S.S. OR I.R.S IDENTIFICATION NO. OF
             ABOVE PERSON

             Robert S. Roller, Patricia M. Roller and Kimberly Joy Roller, Co-Trustees of the Kimberly Joy Roller Long-term Trust dated September 24, 1995 (as a member of the Voting Trust Group)

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A)    [X]
                                                                    (B)    [ ]

------------ -------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS

               Not Applicable
------------ -------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(D) OR 2(E)                                  [ ]

               Not Applicable
------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
------------------------------------------------- -------- ---------------------

                                            7     SOLE VOTING POWER
                   NUMBER OF                       0
                     SHARES                -------- ---------------------------
           BENEFICIALLY OWNED BY EACH       8    SHARED VOTING POWER
                   REPORTING                        0
                     PERSON                -------- ---------------------------
                      WITH                  9     SOLE DISPOSITIVE POWER
                                                    17,268
                                           ------- ----------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                     0
------------ -------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               17,268

------------ -------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                          [ ]


------------ -------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.0%

------------ -------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON
               OO

------------ -------------------------------------------------------------------

CUSIP NO. 00753C 10 2                                             PAGE 16 OF 21
                                AMENDMENT NO. 8
                                  SCHEDULE 13D

ITEM 1. SECURITY AND ISSUER

         The class of securities to which this statement relates is Common Stock, par value $.001 (the "Common Stock"). The name and address of the principal executive office of the issuer is Advanced Lighting Technologies, Inc. (the "Company"), 32000 Aurora Road, Solon, Ohio 44139.

ITEM 2.  IDENTITY AND BACKGROUND

         a.         The names of the persons filing this statement are Wayne
                    R. Hellman ("Hellman"), and Hellman as Voting Trustee and as owners of Common Stock subject to the Amended and Restated Voting Trust Agreement dated April 15, 1999 (the "Voting Trust") the following members of the Voting Trust
                    Group: the Estate of James F. Sarver ("Sarver"); Christine Hellman; Lisa B. Hellman; Robert S. Roller and Patricia M. Roller, Co-Trustees of the Lisa Marie Roller Trust dated August 24, 1995 ("LMR Trust"); Robert S. Roller and Patricia M. Roller, Co-Trustees of the Jennifer Lynn Jarrett Trust dated August 24, 1995 ("JLJ Trust"); Robert
                    S. Roller and Patricia M. Roller, Co-Trustees of the Kimberly Joy Roller Trust dated August 24, 1995 ("KJR Trust"); Robert S. Roller, Patricia M. Roller and Lisa Marie Roller, Co-Trustees of the Lisa Marie Roller Long Term Trust dated September 24, 1995 ("LMR Long Term Trust"); Robert S. Roller, Patricia M. Roller and Jennifer Lynn Jarrett, Co-Trustees of the Jennifer Lynn Jarrett Long Term Trust dated September 24, 1995 ("JLJ Long Term Trust"); and Robert S. Roller, Patricia M. Roller and Kimberly Joy Roller, Co-Trustees of the Kimberly Joy Roller Long Term Trust dated September 24, 195 ("KJR Long Term Trust"); additionally, the Common Stock owned by Louis S. Fisi ("Fisi"), Robert S. Roller ("Roller"), Juris Sulcs ("Sulcs") and Brian A. Hellman, which was formerly subject to the Voting Trust, are now subject to Irrevocable Proxies (the "Proxies"), which appoint Wayne R. Hellman, as proxy holder, to exercise the voting rights of all such shares with respect to each matter submitted to the Company's shareholders for their vote. The record owner of the shares subject to the Voting Trust and the Proxies are sometimes referred to herein as a Member of the "Voting Trust Group."

         b. The business address of Hellman, Fisi, Roller, Sulcs and Brian Hellman is 32000 Aurora Road, Solon, Ohio 44139. The address of Christine Hellman is 17230 Red Fox Trail, Chagrin Falls, Ohio 44023. The address of Lisa B. Hellman is 2644 Bronsons Way, Twinsburg, Ohio 44087. The address of the LMR Trust, JLJ Trust, KJR Trust, LMR Long Term Trust, JLJ Long Term Trust, and KJR Long Term Trust is 8630 Tamarack Trail, Chagrin Falls, Ohio 44023. The address of Sarver is c/o National City Bank, Trustee, Trust Probate Division, P.O. Box 5756, Cleveland, Ohio 44101.

         c. The following are the present principal occupations and addresses of employment of the reporting persons:

CUSIP NO. 00753C 10 2                                             PAGE 17 OF 21




Name:                         Occupation:                                 Address:
-----                         -----------                                 --------
Hellman                       Chief Executive Officer         Issuer (address is specified in Item 1)

Members of the Voting Trust Group:


Fisi                          Executive Vice President,       Issuer  (address is specified in Item 1)
                              Secretary

Roller                        Coordinator of Market           Venture Lighting International, Inc.
                              Development                     (address is specified in Item 1)

Sulcs                         Coordinator of Technology       Venture Lighting International, Inc.
                              Development                     (address is specified in Item 1)

Estate of  Sarver             Not Applicable                  c/o National City Bank, Trustee
                                                              Trust Probate Division
                                                              P.O. Box 5756
                                                              Cleveland, Ohio 44101

Christine Hellman             Consultant                      17230 Red Fox Trail
                                                              Chagrin Falls, Ohio 44022

Brian A. Hellman              Strategic Planning              Issuer  (address is specified in Item 1)
                              Manager

Lisa B. Hellman               Administration                  2644 Bronsons Way
                                                              Twinsburg, Ohio 44087

LMR Trust                     Not Applicable                  8630 Tamarack Trail
                                                              Chagrin Falls, Ohio  44023

JLJ Trust                     Not Applicable                  8630 Tamarack Trail
                                                              Chagrin Falls, Ohio  44023

KJR Trust                     Not Applicable                  8630 Tamarack Trail
                                                              Chagrin Falls, Ohio  44023

LMR Long Term Trust           Not Applicable                  8630 Tamarack Trail
                                                              Chagrin Falls, Ohio  44023

JLJ Long Term Trust           Not Applicable                  8630 Tamarack Trail
                                                              Chagrin Falls, Ohio  44023

KJR Long Term Trust           Not Applicable                  8630 Tamarack Trail
                                                              Chagrin Falls, Ohio  44023

CUSIP NO. 00753C 10 2                                             PAGE 18 OF 21


          d.   No change is being reported.

          e.   No change is being reported.

          f.   No change is being reported.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          Amendment No. 8 reports a decrease in the number of shares beneficially owned.

ITEM 4.   PURPOSE OF TRANSACTION

         Amendment No. 8 reports a decrease in the number of shares of Common Stock beneficially owned by Messrs. Hellman and Fisi resulting from sales by Mr. Fisi between October 23, 1998 and February 19, 1999. Amendment No. 8 reports a decrease in the shares beneficially owned by Mr. Hellman resulting from shares gift transferred by Juris Sulcs to certain of his relatives on February 11, 1999. Amendment No. 8 also reports the release of shares from the Voting Trust Group owned by Mr. David L. Jennings as of April 13, 1999. Amendment No. 8 reports an increase in the number of shares beneficially owned by Mr. Robert
S. Roller resulting from a purchase of shares.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

          a. and b. The following lists the aggregate number and percentage of shares of Common Stock beneficially owned by the named persons. Percentages are calculated based on the number of outstanding shares as of May 5, 1999:



                                                                                #Shares
                       Aggregate #                      # Shares     #Shares    Right to      # Shares Sole      # Shares Sole
Name                  Shares Owned         % Owned      Disposed     Acquired   Acquire       Power to Vote     Power to Dispose
----                  ----------------------------------------------------------------------------------------------------------
Hellman (2)                 3,965,079       19.5%               0        0             0         3,932,468        1,928,070

Fisi (1)                      296,917        1.5%         124,000        0             0                 0          296,917

Estate of Sarver (1)          268,917        1.3%               0        0             0                 0          268,917

Sulcs (1)(3)                  350,874        1.7%           6,153        0             0            20,000          350,874

Roller (1)(4)                 306,000        1.5%               0   25,602             0            51,602          306,000

Christine Hellman (1)(5)      316,377        1.6%               0        0             0            10,000          316,377

Brian A. Hellman (1)(6)       172,762         .9%               0        0         7,500            17,500          172,762

Lisa B. Hellman (1)(7)        146,614         .7%               0        0           375               375          146,614

LMR Trust (1)                   4,708        0.0%               0        0             0                 0            4,708

JLJ Trust (1)                   4,208        0.0%               0        0             0                 0            4,208

KJR Trust (1)                   9,708        0.0%               0        0             0                 0            9,708


CUSIP NO. 00753C 10 2                                            PAGE 19 OF 21




LMR Long
Term Trust (1)      17,261         0.0%        0             0         0            0           17,261

JLJ Long
Term Trust (1)      17,261         0.0%        0             0         0            0           17,261

KJR Long
Term Trust (1)      17,268         0.0%        0             0         0            0           17,268



         (1) These persons constitute members of a group as a result of their transfer of such shares to the Voting Trust or the Irrevocable Proxy, as the case may be (see Item 2 hereof).
         (2) Wayne Hellman beneficially owns 1,928,070 shares in his individual capacity.
         (3) Juris Sulcs beneficially owns 20,000 shares which are not subject to the Voting Trust.
         (4) Roller beneficially owns 51,602 shares which are not subject to the voting trust.
         (5) Christine Hellman beneficially owns 10,000 shares which are not subject to the Voting Trust.
         (6) Brian Hellman beneficially owns 17,500 shares which are not subject to the Irrevocable Proxy.
         (7) Lisa B. Hellman beneficially owns 375 shares which are not subject to the Voting Trust.
         None of the above persons share voting power with respect to any shares.

                  d.       No change is being reported.

                  e.       No change is being reported.

          ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          No change is being reported.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         1. The form of the Voting Trust Agreement, as amended, and form of the Irrevocable Proxy are hereby incorporated by reference from the Amendment No. 2 to schedule 13D filed via EDGAR on June 24, 1996.

         2. The form of the Loan Agreement by and between Advanced Lighting Technologies, Inc. and Wayne R. Hellman in the principal amount of $9,000,000 and dated as of October 8, 1998 is hereby incorporated by reference from the Amendment No. 7 to Schedule 13D filed via EDGAR on October 23, 1998.

CUSIP NO.  00753C 10 2                                       PAGE 20 OF 21


SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D statement is true, complete and correct.



Date:  May 12, 1999                 /s/ Wayne R. Hellman
                                  ------------------------------
                                           WAYNE R. HELLMAN*


Date:  May 12, 1999                /s/ Louis S. Fisi
                                  ------------------------------
                                           LOUIS S. FISI**


Date:  May 12, 1999                 /s/ Robert S. Roller
                                  ------------------------------
                                           ROBERT S. ROLLER**


Date:  May 12, 1999                /s/ Juris Sulcs
                                  ------------------------------
                                           JURIS SULCS**


Date:  April 15, 1999              /s/ Christine Hellman
                                  ------------------------------
                                           CHRISTINE  HELLMAN**


Date:  May 12, 1999                /s/ Brian A. Hellman
                                  ------------------------------
                                           BRIAN A. HELLMAN**


Date:  May 12, 1999                /s/ Lisa B. Hellman
                                  ------------------------------
                                           LISA B. HELLMAN**

                                  /s/ NATIONAL CITY BANK, as Executor of the
                                  Estate of James F. Sarver
Date:  April 16, 1999         By: A. S. Carnahan,  VICE PRESIDENT
                                  -----------------------------------
                                  By:     A.S. Carnahan, Vice President
                                  ON BEHALF OF THE ESTATE
                                  OF JAMES F. SARVER**

----------------------

* Member of Voting Trust Group only as to certain shares of which Hellman is voting trustee.
**  Member of the Voting Trust Group.
(1) Mr. David L. Jennings did not sign this Amendment No. 8 to Schedule 13D.

CUSIP NO. 00753C 10 2                                           PAGE 21 OF 21

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D statement is true, complete and correct.


Date:  May 12, 1999                                    /s/ Robert S. Roller
                                            ------------------------------------------
                                            ROBERT S. ROLLER AS CO-TRUSTEE OF THE LISA MARIE
                                            ROLLER TRUST DATED AUGUST 24, 1995**



Date:  May 12, 1999                           /s/ Robert S. Roller
                                            ------------------------------------------
                                            ROBERT S. ROLLER AS CO-TRUSTEE OF THE JENNIFER
                                            LYNN JARRETT TRUST DATED AUGUST 24, 1995**



Date:  May 12, 1999                           /s/ Robert S. Roller
                                            ------------------------------------------
                                            ROBERT S. ROLLER  AS CO-TRUSTEE OF THE KIMBERLY
                                            JOY ROLLER TRUST DATED AUGUST 24, 1995**



Date:  May 12, 1999                           /s/ Robert S. Roller
                                            ------------------------------------------
                                            ROBERT S. ROLLER CO-TRUST FOR THE LISA MARIE
                                            ROLLER LONG TERM TRUST DATED SEPTEMBER 24, 1995**



Date:  May 12, 1999                           /s/ Robert S. Roller
                                            ------------------------------------------
                                            ROBERT S. ROLLER, CO-TRUSTEE FOR THE JENNIFER
                                            LYNN JARRETT LONG TERM TRUST DATED SEPTEMBER 24, 1995**



Date:  May 12, 1999                           /s/ Robert S. Roller
                                            ------------------------------------------
                                            ROBERT S. ROLLER, CO-TRUSTEE OF THE
                                            KIMBERLY JOY ROLLER LONG TERM TRUST DATED SEPTEMBER 24, 1995**




-----------------------
* Member of Voting Trust Group only as to certain shares of which Hellman is voting trustee.
**  Member of the Voting Trust Group.